Filed pursuant to Rule 433

Registration No. 333-262012

Final Term Sheet

DICK’S Sporting Goods, Inc.

Pricing Term Sheet

January 10, 2022

$750,000,000 3.150% Senior Notes due 2032

$750,000,000 4.100% Senior Notes due 2052

Issuer:	DICK’S Sporting Goods, Inc.

Ticker / Exchange for Common Stock:	DKS / New York Stock Exchange (“NYSE”)

Ratings*:	Moody’s: Baa3 (Stable) / S&P: BBB (Stable)

Trade Date:	January 10, 2022

Settlement Date:	January 14, 2022 (T+4), Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the second business day before the delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in T+4, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the second business day before the delivery of the Notes should consult their own advisors.

Notes:	3.150% senior notes due 2032 (the “2032 Notes”)	4.100% senior notes due 2052 (the “2052 Notes”)

Principal Amount:	$750,000,000 aggregate principal amount of the 2032 Notes	$750,000,000 aggregate principal amount of the 2052 Notes

Price to Public:	99.796% of the principal amount of the 2032 Notes, plus accrued interest thereon, if any, from the Settlement Date	99.760% of the principal amount of the 2052 Notes, plus accrued interest thereon, if any, from the Settlement Date

Maturity:	January 15, 2032, unless earlier repurchased or redeemed	January 15, 2052, unless earlier repurchased or redeemed

Coupon (Interest Rate):	3.150%	4.100%

Yield to Maturity:	3.174%	4.114%

Spread to Benchmark Treasury:	+140 basis points	+200 basis points

Benchmark Treasury:	1.375% due November 15, 2031	2.000% due August 15, 2051

Benchmark Treasury Price and Yield:	96-13; 1.774%	97-16; 2.114%

Interest Payment Dates:	Semi-annually on January 15 and July 15 of each year, commencing on July 15, 2022.	Semi-annually on January 15 and July 15 of each year, commencing on July 15, 2022.

Optional Redemption:	Prior to October 15, 2031, make-whole call at T+25 bps; par call on and after October 15, 2031.	Prior to July 15, 2051, make-whole call at T+30 bps; par call on and after July 15, 2051.

Change of Control:	If a change of control triggering event occurs, we will be required to make an offer to purchase the 2032 Notes at a purchase price equal to 101% of the principal amount of the 2032 Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase.	If a change of control triggering event occurs, we will be required to make an offer to purchase the 2052 Notes at a purchase price equal to 101% of the principal amount of the 2052 Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof	$2,000 and integral multiples of $1,000 in excess thereof

Day Count Convention:	30/360	30/360

CUSIP Number:	253393 AF9	253393 AG7

ISIN Number:	US253393AF94	US253393AG77

Book-Running Managers:	BofA Securities, Inc. Wells Fargo Securities, LLC PNC Capital Markets LLC TD Securities (USA) LLC U.S. Bancorp Investments, Inc.

Senior Co-Managers:	Capital One Securities, Inc. Fifth Third Securities, Inc. Truist Securities, Inc.

Co-Managers:	Citizens Capital Markets, Inc. HSBC Securities (USA) Inc. Huntington Securities, Inc.

*Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, BofA Securities, Inc. can arrange to send you the prospectus if you request it by calling or e-mailing BofA Securities, Inc. at 1-800-294-1322 or dg.prospectus_requests@bofa.com or Wells Fargo Securities, LLC can do so if you request it by calling or e-mailing Wells Fargo Securities, LLC at 1-800-645-3751 or wfscustomerservice@wellsfargo.com.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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